Exhibit 10.19

May 6, 2010

Dear Tom:

As discussed with you, this letter contains the terms of the resignation agreement (the “Agreement”) between you and AcelRx Pharmaceuticals, Inc. (the “Company”).

1.      Resignation Date; Final Pay. You tendered the resignation of your employment, which the Company accepted, effective as of April 30, 2010 (the “Resignation Date”), which was your last day of work. On the Resignation Date, the Company paid you (i) all accrued salary and (ii) following the submission of proper expense reports, all expenses reasonably and necessarily incurred by you in connection with the business of the Company prior to the Resignation Date, subject to standard payroll deductions and withholdings.

2.      Benefits. In recognition of your prior service and in consideration of your signing this Agreement and returning it to the Company, you are entitled to the following benefits:

(a)      As of the Effective Date (as defined below), six months of your base salary as in effect as of the Resignation Date, to be paid monthly, starting within thirty (30) days of the Effective Date;

(b)      As of the Effective Date, six months of Company-paid health (i.e., medical, vision and dental) coverage and benefits for such coverage as in effect for you as of the Resignation Date; provided, however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.

By signing below, you acknowledge that you are receiving the separation benefits outlined in this Paragraph 2 in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to such benefits.

3.      Vesting of Stock Option Awards. In consideration for your willingness to continue to serve on the Board of Directors of the Company (the “Board”), each outstanding stock option granted to you under the 2006 Stock Plan, as amended, shall continue to vest according to the terms of each such grant, so long as you continue to provide service to the Company as a member of the Board or as a Consultant (set forth in Exhibit C to this agreement).

May 6, 2010

Thomas Schreck

4.      Other Compensation or Benefits. You acknowledge that, except as provided in this Agreement, you have not earned and will not receive any other compensation from the Company, including without limitation wages, bonus, incentive compensation, severance, accrued vacation or employee benefits, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account or other retirement account). By way of example but not limitation, you acknowledge that you have not eamed and are not owed any unpaid bonus or other incentive compensation.

5.      Proprietary Information Obligations. You acknowledge and reaffirm your obligations pursuant to that certain Confidential Information and Invention Assignment Agreement between you and the Company, dated December 8, 2005, attached hereto as Exhibit A. Additionally, you agree that any and all work product that you created or contributed in connection with your employment with the Company that is related to research and development of any current or contemplated AcelRx product, including, but not limited to, oral transmucosal formulations, oral transmucosal drug dosage forms, andlor medical device technology for oral transmucosal drug delivery relating thereto is the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in all such work product, if any, with the exception of any work product that qualifies fully for protection under Section 2870 of the California Labor Code (set forth in Exhibit B to this Agreement).

6.      Company Property. You and the Company mutually acknowledge and agree that as of the date of this Agreement you may retain those materials related to the performance of your duties as a member of the Board of Directors, and you have returned to the Company all other property of the Company in your possession or control which you do not need in your capacity as a member of the Board of Directors, including, but not limited to: credit cards, entry cards, identification badges and keys. You may continue to use your Company-owned laptop computer and email account for Company business while a member of the Board of Directors.

7.      Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to their business, business reputations or personal reputations. Similarly, the Company shall direct its officers and directors not to disparage you in any manner likely to be harmful to your business or personal reputation. Notwithstanding the foregoing: any party may respond accurately and fully to any request for information when required by legal process.

8.      No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

9.      Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, investors, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or

May 6, 2010

Thomas Schreck

disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. If a provision of this Agreement is hereafter made available to you through public disclosure by the Company or any third party having a legal right to do so, you are relieved of the confidentiality requirement with respect to that provision.

10.      No Voluntary Adverse Action; Cooperation.   You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company or any of its current or future subsidiaries, affiliates, successors or assigns, and their officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. In addition, you agree to cooperate fully with the Company in connection with any actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11.    Release of Claims.

(a)      General Release.   In consideration of the covenants and terms provided under this Agreement and excluding only the obligations and representations set forth herein, you and Company hereby generally and completely release the other Party, its current or future subsidiaries, and their respective directors, officers, employees, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)      Scope of Release.   The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, profit sharing, carried interest, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of

May 6, 2010

Thomas Schreck

1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

                 (c)      Excluded Claims.   Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

                 (d)      ADEA Waiver.   You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 12(d) is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

                 (e)      Waiver of Unknown Claims.   In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

12.      Representations.   You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the Company’s policies and any applicable

May 6, 2010

Thomas Schreck

law, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

13.      No Admissions.   Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

14.      Dispute Resolution.   To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, execution or enforcement of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California under JAMS’ then-applicable arbitration rules. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.      Miscellaneous.   This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise, agreement, or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, agreements, or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and an officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of laws principles. If any provision of this Agreement or the application thereof shall be held by a court or arbitrator to be invalid, unenforceable, or void, in any jurisdiction, it shall not effect the application of the Agreement in any other jurisdiction, and the remainder of this Agreement shall remain in full force and effect, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

If you wish to enter into this Agreement, please sign where indicated below within twenty-one (21) days and return this Agreement to me. If you do not sign and return this Agreement within the aforementioned time period, the Company’s offer of separation benefits contained herein will expire.

We greatly appreciate your ongoing efforts in support of the Company.

May 6, 2010

Thomas Schreck

Sincerely,

/s/ Richard King
Richard King
Chief Executive Officer
AcelRx Pharmaceuticals, Inc.

I have read and understand the Agreement and agree to its terms:

/s/ Thomas Schreck	Date:	May 7, 2010
Thomas Schreck

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

May 6, 2010

Thomas Schreck

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)      Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

May 6, 2010

Thomas Schreck

EXHIBIT C

STOCK OPTION GRANTS

	Date	Shares	Vest
Restricted Stock and Founders Shares

Thomas Schreck	8/15/2006	500,000	1/48 per month

Thomas Schreck	8/15/2006	500,000	Fully vested founders shares

Total Restricted Stock Purchases & Founders Shares		1,000,000

Stock Option Grants - 2006 Stock Plan

Thomas Schreck	4/3/2007	75,000	25% cliff 1 year; 1/48/mo.

Thomas Schreck	8/14/2008	150,000	25% cliff 1 year; 1/48/mo.

Thomas Schreck	3/25/2009	100,000	25% cliff 1 year; 1/48/mo.

Thomas Schreck	7/1/2009	100,000	25% cliff 1 year; 1/48/mo.

Thomas Schreck	4/28/2010	875,000	25% cliff 1 year; 1/48/mo.

		1,300,000

Total Common Shares		2,300,000